Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 26, 2017, in Amendment No. 2 to the Registration Statement (Form S-11 No. 333-220964) and related Prospectus of Workspace Property Trust for the registration of its common shares.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

October 26, 2017